Petrol Oil and Gas Enters Into Agreement to Transport Natural Gas Production

Agreement to Facilitate Gas Sales from 82,000 Acre Coal Creek Project

LAS VEGAS, Dec 13, 2005 (BUSINESS WIRE) -- Petrol Oil and Gas, Inc. (OTCBB: POIG) announced today that it has entered into a long term contract with Coal Creek Pipeline, Inc. (CCP), whereby CCP will transport, process and sell Petrol's natural gas production from its prolific 82,000 acre Coal Creek Project in southeast Kansas. CCP, a wholly owned subsidiary of Petrol Oil and Gas Inc, began the development of the local gas gathering and processing infrastructures that will connect Petrol's producing gas wells to the Enbridge (ENB) interstate pipeline system for gas sales into the midwest and east.

"Since we finalized our $10 Million funding for the development of the Coal Creek project, we have been drilling new production wells and designing completions of some existing wells to get gas production and sales on-line as soon as possible," said Paul Branagan, Petrol's Chairman and CEO. "To expedite the process, we formed CCP to design, develop and install a local gas gathering system that would connect our production wells to the interstate pipeline systems and thus permit us to capitalize on record natural gas prices through current production."

CCP began installation of the system infrastructure for Petrol's Burlington and Waverly project areas during the first week of December. CCP acquired surface rights for the gas compressors and processing equipment as well as the right of ways for the many miles of gathering pipeline that will ultimately connect each of Petrol's wells to the ENB Interstate Pipeline. Further, CCP and Petrol signed a construction, ownership and operating agreement with ENB to allow CCP to inject produced natural gas into the ENB Interstate Pipeline in the Burlington project area. Another agreement between Petrol, CCP and ENB to install a second injection point into the ENB line located within Petrol's Waverly project area is pending the exact tap location for injection. Petrol's Waverly project area is located about 18 miles to the northeast of the Burlington project area.

Petrol and CCP specifications call for the transport and processing capacity to facilitate gas production from as many as 500 or more Petrol production wells. Plans for Petrol's Coal Creek project involves drilling and developing approximately 82,000 acres of Coal Bed Methane (CBM) and other gas reserves in Coffey County Kansas for which Petrol holds a 100% working interest.

Forward-Looking Statement: The statements in this press release regarding Petrol's agreement with CCP, the contract with ENB, benefits of the CCP pipeline, the development of the Coal Creek property, total acreage included in the project, the actual number of wells to be drilled in the project, and Petrol's ability to fully implement its development plan are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Petrol Oil and Gas, Inc.

CONTACT: Petrol Oil and Gas, Inc. Investor Information, 702-454-7318 www.petroloilandgas.com or CEOcast, Inc. for Petrol Oil and Gas Ed Lewis, 212-732-4300, Ext. 225